Exhibit 10.1
AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Enviri Corporation, its predecessors, successors and affiliates (the “Company”), and Albert Russell Mitchell, Jr. (“Employee”).

WHEREAS, Employee’s employment with the Company is ending effective September 1, 2023 (the “Separation Date”); and

WHEREAS, Employee and the Company wish to end their employment relationship on mutually agreeable terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Separation of Employment. Employee’s employment with the Company shall end as of the Separation Date. The Company shall pay Employee the regular base pay to which Employee is entitled for all hours worked through the Separation Date pursuant to the Company’s regular payroll practices. The Company will pay Employee for any accrued but unused vacation time, if any, through the Separation Date. These payments are subject to all applicable taxes and withholdings. As of the Separation Date, Employee also resigns as a director of Harsco Metals Group Limited and all other related or affiliated entities of the Company.

2. Payments and Benefits to Employee.

(a) Consideration Benefits. In exchange for Employee executing (and not revoking) this Agreement, and Employee executing that certain Settlement Agreement attached hereto as Exhibit A (the “UK Agreement”) as well as Employee executing (and not revoking) the US Release (attached as Exhibit B) and executing a UK reaffirmation letter (attached as Exhibit C), the Company will: (i) pay Employee an ex gratia payment in the aggregate gross amount of Three Hundred Thousand Dollars ($300,000.00) (the “Ex Gratia Payment”); (ii) pay Employee fifteen (15) months base salary in the aggregate gross amount of Five Hundred Forty-Two Thousand Nine Hundred Eighty-Five Dollars ($542,985.00) (the “Salary Payment”); (iii) pay the cost for Employee to maintain his current health insurance through Aetna International for a period of twelve (12) months following the Separation Date as more fully described in Section 2(e) below (the “Health Benefits”); (iv) provide Employee the opportunity to participate in outplacement assistance through the firm of Challenger, Gray & Christmas, up to a total cost to the Company of $10,500.00 paid directly to the vendor, provided that Employee initiates the outplacement services within two (2) months of the Separation Date and completes such outplacement services within six (6) months of the Separation Date (the “Outplacement Benefits”); (v) if Employee notifies the Company in writing of Employee’s decision to relocate to the United States no later than March 1, 2024 and relocates to the United States no later than May 31, 2024, pay Employee (or reimburse Employee, upon submission by Employee of appropriate documentation requested by the Company) for the following reasonable costs for Employee to relocate to the United States: (A) one-way business class airfare (LHR to MIA) and ground transportation for Employee and his spouse; (B) insurance and shipping of Employee’s household goods as outlined in the Company’s International Assignment Policy, via both a 40-

foot and 20-foot sea container, and an air freight of up to 18 cubic feet (if required), using the Company’s relocation provider; (C) departure support from a professional relocation company to provide notice on Employee’s assignment property in London, manage the property check out process and arrange payment of final utility bills; (D) Employee’s loss, if any, on the sale of up to two (2) cars owned by Employee of the Separation Date, up to a maximum of $2,500.00 per car; (E) tax equalization and tax preparation activities described in Section 3(e)(iv); and (F) up to six (6) months for the costs of storage of Employee’s household items upon Employee’s return to the United States through a mutually agreeable vendor and at a mutually agreeable cost (collectively referred to as the “Relocation Benefits”); and (vi) the transition related benefits more fully described in Section 3(e) below (collectively referred to as the “Transition Benefits”) (the Ex Gratia Payment, the Salary Payment, the Health Benefits, the Outplacement Benefits, the Relocation Benefits and the Transition Benefits collectively referred to as the “Consideration Benefits”).

(b) Ex Gratia Payment Installments. Notwithstanding the foregoing, the Ex Gratia Payment will be paid in two (2) installments as follows: (i) the first installment in the gross amount of Fifty Thousand Dollars ($50,000.00) (the “First Ex Gratia Payment”), will be paid within fifteen (15) days following the Separation Date contingent on Employee’s execution (and non-revocation) of this Agreement; and (ii) the second installment in the gross amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Second Ex Gratia Payment”), payable on the Company’s regular payroll date next following January 15, 2024, contingent on Employee’s execution (and non-revocation) of this Agreement, the UK Agreement, the US Release and the UK Reaffirmation Letter.

(c) Salary Payment Installments. The Salary Payment will be paid in three installments, with (i) the first installment of $142,985 payable sixty (60) days following the Separation Date, (ii) the second installment of $128,015 payable on the Company’s regular payroll date next following January 15, 2024, and (iii) the third installment of $271,985 payable six (6) months following the Separation Date.

(d) Second US Release and UK Reaffirmation Letter. Employee will not be entitled to receive the Second Ex Gratia Payment, the Salary Payment, the Health Benefits, the Outplacement Benefits, the Relocation Benefits or the Transition Benefits unless Employee also, within ten (10) days following the Separation Date (but no earlier than the Separation Date), (i) signs (and does not revoke) the Release attached hereto as Exhibit B (the “US Release”), and (ii) signs the UK Reaffirmation Letter attached hereto as Exhibit C (the “UK Reaffirmation Letter”).

(e) In connection with the payment of the Health Benefits as referenced in Section 2(a) above, the Company will continue to pay the monthly premiums for the Aetna International health insurance program for Employee, his spouse and his child from the Separation date through August 31, 2024 (which is anticipated to not exceed the aggregate amount of $21,500.00), after which Employee will be responsible for the cost of the premiums for the continuation of the health insurance coverage thereafter, subject to the terms and conditions of the Aetna International health insurance policy; provided that, in the event Employee is eligible for health insurance coverage through his employment after the Separation Date and prior to August 31, 2024, Employee shall promptly notify the Company, in writing, of such coverage and the Company’s obligations to provide Health Benefits under this provision and Section 2(a) above shall end.

(f) The Consideration Benefits are subject to all applicable taxes and withholdings and will be administered and paid on the same basis as Employee’s salary and bonus payments have been treated during his employment with the Company (i.e., paid in the US with only US withholdings taken).

3. Other Employee Benefits.

(a) Group health, vision, and dental insurance, group term life insurance, and accidental death and dismemberment insurance, short and long-term disability coverage, flexible spending account, and 401(k) and/or pension plan participation, and any other fringe benefits associated with Employee’s employment with the Company, shall cease as of the Separation Date, in accordance with the provisions of such plans.

(b) Nothing in this Agreement shall affect any rights that Employee may have under the Company’s retirement plans. If applicable, Employee may make appropriate election for distribution or payment of benefits, if any, from these plans according to their respective provisions.

(c) Employee may elect to convert any group life insurance coverage to an individual program within thirty (30) days of the Separation Date at the rates provided by the carrier, with conversion information provided in separate correspondence; provided that, notwithstanding anything to the contrary herein, in the event of such election, Employee shall be solely responsible for all premiums and costs associated with such coverage.

(d) The Company will not take any action to contest Employee’s receipt of unemployment compensation benefits in connection with the separation of Employee’s employment; provided, however, that it is mutually understood that the Company shall respond truthfully to any inquiries from the applicable governmental agencies, and unemployment compensation eligibility decisions are made by the applicable governmental agencies.

(e) The Company shall advance to Employee or promptly reimburse Executive for expenses in the following categories that may be incurred after the Separation Date:

(i) Continuation of Employee’s housing allowance as currently in effect immediately preceding the Separation Date through October 31, 2023.

(ii) Expenses incurred by Employee in connection with his termination of the lease on his current residence in London, UK.

(iii) Reasonable temporary living expenses of up to $30,000, including, for avoidance of doubt, rental car expenses, incurred by Employee following his return to the United States; provided that, such temporary living expenses are incurred prior to December 31, 2024.

(iv) Tax equalization costs paid directly by the Company under the Company’s tax equalization policy, and accounting and tax preparation support on the same basis as currently in effect until Employee ceases to realize any United-Kingdom source income in connection with his employment by the Company and his separation from such employment.

(f) Indemnification. The Company shall continue to indemnify and hold Employee harmless from all claims arising in connection with his service to the Company before the Separation Date on the same basis as in effect immediately preceding the Separation Date.

(g) No Other Payment. Employee acknowledges that the Company has no prior legal obligation to provide the Consideration Benefits and that such payments, in whole or in part, represent consideration to Employee for the terms of this Agreement. Other than as expressly provided for herein or in the UK Agreement, Employee shall receive no compensation or benefit from the Company after the Effective Date of this Agreement. In other words, Employee is not and shall not be entitled to any payment or other benefits other than those described in this Agreement or in the UK Agreement. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Except as set forth in this Agreement or in the UK Agreement, Employee agrees that Employee is not entitled to any additional payment or benefits from the Company, including, but not limited to, expense reimbursements, bonuses, commissions, equity awards, attorneys’ fees, or any other compensation or benefit.

(h) The Company’s obligation to pay the Consideration Benefits set forth herein is subject to Employee’s performance of Employee’s obligations as set forth herein.

4. General Release and Waiver of Claims.

(a) Employee Release. Employee, for Employee and for Employee’s executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities (including, but not limited to, Harsco Corporation, Enviri Corporation and Harsco Metals Group Limited), and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Released Entities”), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee’s execution of this Agreement, including without limitation, any claims arising or in any way resulting from or relating to Employee’s employment with the Company or the separation therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers’ compensation benefits. By signing this Agreement, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Agreement; (ii) any rights to vested retirement benefits; (iii) rights to reimbursements and payments referenced in Section 3(e); (iv) rights to indemnification referenced in Section 3(f); and (v) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Employee specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, or the Pennsylvania Wage Payment and Collection Law, all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory (including, but not limited to, breach of contract).

Should Employee institute any claim released by this Section 4, or should any other person institute such a claim on Employee’s behalf, Employee will reimburse the Company or third party, as applicable, for any legal fees and expenses incurred in defending such a claim. The intent of this Section 4 is to capture any and all claims that Employee has or may have against the Released Entities arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee’s employment with the Company, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above.

(b) The release of claims in Section 4(a) above and the other terms of this Agreement do not prohibit Employee from disclosing the terms of this Agreement to, filing a complaint with and/or providing information to the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other governmental entity, related to Employee’s employment or separation of employment. However, Employee understands and acknowledges that the General Release and Waiver of Claims set forth above prevents Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims that Employee has released against any and all of the Released Entities. Notwithstanding the foregoing, nothing set forth in this Agreement limits Employee’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

(c) No Existing Claims. Employee acknowledges and agrees that, to Employee’s knowledge, Employee has not been subjected or exposed to unlawful treatment, harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with Employee’s employment with the Company.

(d) Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

5. Inventions and Developments. Employee agrees that all ideas, inventions, trade secrets, know how, documents, and data (collectively, “Developments”) developed either during, in connection with, or pursuant to Employee’s employment with the Company, shall become and/or remain the exclusive property of the Company. Employee agrees to provide all reasonable assistance to the Company in perfecting and maintaining the Company’s rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Employee.

6. Affirmation of Obligations. Employee shall abide by and reaffirms Employee’s obligations under all confidentiality, invention assignment, non-disclosure, non-solicitation and/or non-competition agreements previously agreed to and/or executed by Employee including, but not limited to, the post-employment covenants in the Restricted Stock Unit Agreements, Stock Appreciation Rights Agreements, and Performance Share Units Agreements.

7. Non-Disclosure of Information.

(a) During the course of Employee’s employment, the Company provided Employee with trade secrets and/or confidential information. Confidential information shall mean knowledge and information acquired by Employee concerning the Company’s business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, legal matters, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about the Company which is not already available to the public. Employee shall keep and maintain trade secret and confidential information of the Company confidential and shall not, at any time, either directly or indirectly, use any trade secret or confidential information for Employee’s benefit or for the benefit of any person or entity, and shall not divulge, disclose, reveal, or otherwise communicate any such trade secret or confidential information to any person or entity in any manner whatsoever, except as required by law. The foregoing obligations are in addition to and do not supersede any other confidentiality or return of property covenants to which Employee has agreed in connection with Employee’s employment with the Company. Employee understands and agrees that Employee has confidentiality, nonuse, and nondisclosure obligations to the Company and that these obligations survive termination of Employee’s employment.

(b) Notwithstanding the above, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(c) Notwithstanding any other provision of this Agreement, Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to the Company.

8. Non-Disparagement.

(a) Employee Non-Disparagement. Employee agrees that Employee will not make or publish any statement critical of the Company or any of its affiliates or their respective executive officers, directors, and employees or in any way adversely affecting or otherwise maligning the business or reputation of the Company, its affiliates and their respective officers, directors and employees.

(b) This paragraph shall not prohibit Employee or the Company or any of his/its representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed, from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings, or submitting a complaint to any governmental or administrative tribunal.

(c) The Company shall instruct its Executive Leadership Team to not make or publish any statement critical of Employee, provided that nothing in Section 8(c) shall prevent the Company from making any such disclosure it is required by law to make.

9. Return of Property. As of the Separation Date and prior to receiving any Consideration Benefits noted in this Agreement, Employee must return to the Company all Company property, including, but not limited to, any equipment, keys, badges, cell phones, computers or electronic devices, files (electronic, paper or other media), records, or information relating to the Company.

10. Non-Solicitation of Employees. In consideration of the Consideration Benefits, Employee agrees that for a period of eighteen (18) months after the Separation Date, Employee will not directly or indirectly, solicit, recruit, hire, authorize, encourage, request, induce, approve, assist or otherwise cause or attempt to influence any employee or contractor of the Company or any of its affiliates to terminate, in whole or in part, such employment or contractor relationship. The foregoing non-solicitation obligations are in addition to and do not supersede any other non-solicitation obligations or other restrictive covenants to which Employee has agreed in connection with Employee’s employment with the Company.

11. Cooperation. For a period of six (6) months following the Separation Date, Employee will provide reasonable assistance and information necessary to the transition of Employee’s job responsibilities. This duty to cooperate includes assistance and cooperation with the Company in locating information or data, providing other known information, and transitioning business relationships. This duty to cooperate also includes assistance and cooperation with the Company and/or other persons engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by, or involving, the Company or any person or entity affiliated with it. This agreement to cooperate also includes, but is not limited to, preparing for and truthfully testifying in connection with any such investigation or proceeding. Employee understands that Employee was employed as a representative of the Company, and Employee will not assist any person or entity in any matter adverse to the Company without first providing written notice to the Company’s General Counsel; provided that such notice obligation shall not apply to any report of possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

12. No Representations or Admissions. The Company does not admit any wrongdoing or liability of any sort and has made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed as a compromise and to bring an amicable conclusion to the employment relationship.

13. 409A Compliance. Notwithstanding anything herein to the contrary, (a) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) to the extent necessary to comply with the requirements of Section 409A of the Code until the first business day that is more than six (6) months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of Directors, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 13 without any interest thereon. The Company shall consult with Employee in good faith regarding the implementation of this Section 13; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to the imposition of any early or additional tax under Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.” For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

14. Entire Agreement. Employee agrees and acknowledges that no representation of fact or opinion has been made to induce Employee to enter into this Agreement or the General Release and Waiver of Claims contained herein, other than the terms of this Agreement itself. This Agreement and the UK Agreement constitute the entire and exclusive agreement between the parties hereto with respect to the terms associated with Employee’s termination of employment and with respect to the rights and obligations of the parties going forward. This Agreement shall supersede all previous or contemporaneous negotiations, agreements, commitments, statements, and writings between the parties (except for the UK Agreement). Notwithstanding the foregoing, the parties agree that any confidentiality, non-disclosure, non-solicitation, non-competition or assignment of invention agreements into which the parties previously entered shall remain in effect, and are in addition to and not superseded by this Agreement. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by Employee and the Company. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time.

15. Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth in Section 4 is found by a court of competent jurisdiction to be unenforceable, in whole or in part, the parties hereto agree that the Company shall be permitted to rewrite the Agreement to cure the defect, and Employee shall execute the rewritten agreement upon request by the Company without entitlement to any additional monies, benefits and/or compensation.

16. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach will be brought in the Court of Common Pleas of Philadelphia County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys’ fees and costs.

17. Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns.

18. Acknowledgment. This Agreement contains a release of Employee’s claims against the Company and Released Entities. Employee is advised to consult with an attorney as to whether to sign this Agreement. Employee has been given at least twenty-one (21) calendar days (“Consideration Period”) to consider this Agreement before signing it and returning it to Jennifer Kozak at jkozak@enviri.com or at Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103. Any changes that were made to this Agreement, whether material or immaterial, including those made at Employee’s request, do not restart the running of the Consideration Period. In the event Employee executes and returns this Agreement prior to the end of the Consideration Period, Employee acknowledges that Employee’s decision to do so was voluntary and that Employee had the opportunity to consider this Agreement for the entire Consideration Period. The parties agree that this Agreement will not become effective until seven (7) calendar days after the execution of this Agreement and that Employee may, within seven (7) calendar days after the execution of this Agreement, revoke this Agreement in its entirety by written notice to the Company sent to Jennifer Kozak at jkozak@enviri.com or at Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103. This Agreement shall become effective and enforceable as of the later of (a) the expiration of the 7-day revocation period without the Company having received written notice in accordance with this Section 18, and (b) Employee’s execution of the UK Agreement (“Effective Date”).

19. Execution. This Agreement may be executed in several counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart.

[signature page follows]

Employee represents and agrees that Employee has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the Company and the Released Entities (as such terms are defined herein) as more fully described in this Agreement. Employee acknowledges that Employee is not in entering into this Agreement relying on any representations by the Company or other Released Entities concerning the meaning of any aspect of this Agreement.

Enviri Corporation

By: /s/ Russell C. Hochman
Name: Russell C. Hochman
Title: SVP, General Counsel
Date: 7/11/23

Employee

Printed Name: /s/ Albert Russell Mitchell, Jr.
Signature: Albert Russell Mitchell, Jr.
Date: 11 July 2023

DM2\18112800.4

EXHIBIT A

UK Agreement

EXHIBIT B

US Release

This Release (“Release”) dated as of September __, 2023 is entered into by Albert Russell Mitchell, Jr. (“Employee”) for the benefit of Enviri Corporation, a Delaware corporation (the “Company”), and its affiliates. Any capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and General Release dated as of ____________, 2023 by and between the Company and Employee (the “Agreement”).

In consideration of the Second Ex Gratia Payment, the Salary Payment, the Health Benefits, the Outplacement Benefits, the Relocation Benefits and the Transition Benefits described in Section 2 of the Agreement, and other good and valuable consideration, which are given to Employee specifically in exchange for this release of claims as a result of negotiations between the Employee and the Company, Employee, for Employee and for Employee’s executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Released Entities”), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee’s execution of this Release, including, without limitation, any claims arising or in any way resulting from or relating to Employee’s employment with the Company or the separation therefrom. It is understood that this release of claims does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers’ compensation benefits. By signing this Release, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Release; (ii) any rights to vested retirement benefits; (iii) rights to reimbursements and payments referenced in Section 3(e) of the Agreement; (iv) rights to indemnification referenced in Section 3(f) of the Agreement; and (v) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Employee specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, or the Pennsylvania Wage Payment and Collection Law, all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory (including, but not limited to, breach of contract).

Should Employee institute any claim released above, or should any other person institute such a claim on Employee’s behalf, Employee will reimburse the Company or third party, as applicable, for any legal fees and expenses incurred in defending such a claim. The intent of the foregoing release of claims is to capture any and all claims that Employee has or may have against the Released Parties arising from events occurring prior to the execution of this Release and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Release, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee’s employment with the Company, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above.

The release of claims herein does not prohibit Employee from disclosing the terms of this Release to, filing a complaint with and/or providing information to the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other governmental entity, related to Employee’s employment or separation of employment. However, Employee understands and acknowledges that the release of claims set forth above prevents Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims that Employee has released against any and all of the Released Entities. Notwithstanding the foregoing, nothing set forth in this Release limits Employee’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

Employee acknowledges and agrees that, to Employee’s knowledge, Employee has not been subjected or exposed to unlawful treatment, harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with Employee’s employment with the Company.

Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Release.

Employee represents that Employee has read carefully and fully understands the terms of this Release, and that Employee has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Employee acknowledges that Employee is executing this Release voluntarily and knowingly and that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Release, other than those set forth in the Agreement and this Release.

Employee acknowledges that Employee has been given at least twenty-one (21) calendar days (“Consideration Period”) to consider this Release before signing it and returning it to Jennifer Kozak at jkozak@enviri.com or at Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103. In the event Employee executes and returns this Release prior to the end of the Consideration Period, Employee acknowledges that Employee’s decision to do so was voluntary and that Employee had the opportunity to consider this Release for the entire Consideration Period. The parties agree that this Release will not become effective until seven (7) calendar days after the execution of this Release and that Employee may, within seven (7) calendar days after the execution of this Release, revoke this Release in its entirety by written notice to the Company sent to Jennifer Kozak at jkozak@enviri.com or at Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103. This Release shall become effective and enforceable as of the later of (a) the expiration of the 7-day revocation period without the Company having received written notice as set forth above, and (b) Employee’s execution of the UK Reaffirmation Letter (“Effective Date”).

Employee acknowledges that the Second Ex Gratia Payment, the Salary Payment, the Health Benefits, the Outplacement Benefits, the Relocation Benefits and the Transition Benefits described in Section 2 of the Agreement that Employee is receiving in exchange for the release of claims set forth in this Release are in addition to anything of value to which Employee is entitled from the Company.

In the event that any provision of this Release shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth above is found by a court of competent jurisdiction to be unenforceable, in whole or in part, the parties hereto agree that the Company shall be permitted to rewrite the Release to cure the defect, and Employee shall execute the rewritten agreement upon request by the Company without entitlement to any additional monies, benefits and/or compensation.

This Release constitutes the complete agreement in respect of the subject matter hereof and shall supersede all prior agreements between the Company and Employee in respect of the subject matter hereof, except for the Agreement, the UK Agreement and the UK Reaffirmation Letter (each of which is expressly preserved) and except to the extent otherwise set forth herein.

The failure to enforce at any time any of the provisions of this Release or to require at any time performance by Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of the Company thereafter to enforce each and every such provision in accordance with the terms of this Release.

This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Release or seek a remedy for any breach will be brought in the Court of Common Pleas of Philadelphia County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys’ fees and costs.

This Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns.

IN WITNESS WHEREOF, Employee has executed this Release as of the date set forth above.

Employee

EXHIBIT C

UK Reaffirmation Letter